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                                                               EXHIBIT (b)(1)(i)

                       ACTION BY UNANIMOUS CONSENT OF THE

                             BOARD OF DIRECTORS OF

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY



         Pursuant to the authority of Section 141 (f) of the General Corporation Law of the State of Delaware, the undersigned, being all of the directors of the Corporation, do take and adopt the following action by their written consent:


                  RESOLVED, That pursuant to Title 18, Section 2932(a) of the Delaware Code Annotated, as amended, the Corporation does hereby establish a separate account which is divided into three sub-accounts for use in connection with the offer and sale of variable annuity contracts, the issuance of which is hereby authorized. Such separate account is hereby designated as the "NASL Variable Account" and such sub-accounts are designated as "Equity," "Bond" and "Money Market," respectively;

                  FURTHER RESOLVED, That each variable annuity contract issued by the Corporation shall provide that the portion of the assets of the separate account equal to the reserves and other contract liabilities with respect to such account shall not be chargeable with liabilities arising out of any other business the Company may conduct and, consistent with the provisions of Title 18, Section 2932 (a) (1) of the Delaware Code Annotated, as amended, that the income, gains and losses, realized or unrealized, from assets allocated to the separate account shall be credited to or charged against such account without regard to other income, gains or losses of the Corporation;

                  FURTHER RESOLVED, That the officers of the Corporation are hereby authorized and directed to take all such action as may be necessary or appropriate to cause the separate account to be registered as a unit investment trust under the Investment Company Act of 1940, as amended, and one or more applications to be made for such exemptive or other orders under that Act as may be necessary or desirable;

                  FURTHER RESOLVED, That the officers of the Corporation are hereby authorized and directed to take all such action as may be necessary or appropriate to cause to be filed with the Securities and Exchange Commission in accordance with the provisions of the Securities Act of 1933, as amended, one or more registration statements and any amendments thereto, relating to such variable annuity contracts;

                  FURTHER RESOLVED, That the officers of the Corporation are hereby authorized and directed to perform all such acts and do all such things as may, in their judgment and discretion, be necessary or desirable to give full effect to these resolutions so as to enable the Corporation to establish the separate account and issue the variable annuity contracts, including, without limitation: (a) the preparation and execution of custodian agreements, underwriting agreements, service agreements, and such other agreements and documents respecting such separate account or contracts as they may deem necessary or desirable;
         (b) the determination of the terms and conditions of the
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         variable annuity contracts herein authorized; and (c) the determination of the jurisdiction or jurisdictions in which action shall be taken to obtain the requisite qualification, registration or authorization for the sale of such variable annuity contracts.

                  FURTHER RESOLVED, That the officers of the Corporation are hereby authorized and directed to proceed with the organization and sponsorship of a series investment company and to purchase shares of such company for its general account and/or one or more separate accounts in an initial amount of up to THREE MILLION DOLLARS ($3,000,000.00).




                  DATED at Toronto as of the 24th day of August, 1984.





/s/  J. J. DESCHENES                             /s/ E. T. HILL
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J. J. Deschenes                                  E. T. Hill



/s/ W. J. ATHERTON
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W. J. Atherton